As filed with the Securities and Exchange Commission on June 24, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________________________________________________
HERTZ RENTAL CAR HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1770902 (I.R.S. Employer Identification Number)
8501 Williams Road
Estero, FL 33928
(Address, including ZIP Code, of registrant’s principal executive offices)

Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan
(Full title of the plan)

Richard J. Frecker
Senior Vice President and Acting General Counsel
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
(239) 301-7000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	9,850,000	$43.975	$433,153,750	$43,618.58

(1)
Includes shares of common stock, par value $0.01 per share (“Common Stock”) of Hertz Rental Car Holding Company, Inc. (the “Company”) issuable under the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Plan”). Subject to adjustments as provided in the Plan and below, the number of shares of Common Stock available for issuance under the Plan is equal to the sum of (a) 6,600,000 plus (b) the aggregate number of shares of Common Stock underlying the Distribution Awards (as defined in the Plan). The aggregate number of shares of Common Stock subject to the Distribution Awards has been estimated for purposes of calculating the amount of the registration fee. To the extent that the actual number of shares of Common Stock offered pursuant to the Plan exceeds the number of shares of Common Stock registered on this Registration Statement, the Company will file a new registration statement for the additional shares of Common Stock. In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of shares of Common Stock issuable under the Plan, as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) and (b) under the Securities Act of 1933, as amended (“Securities Act”).

(2)
Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $43.975 per share, which is the average of the high and low prices of Common Stock of the Company on June 21, 2016, in the “when issued” trading market as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•
the Company’s effective Registration Statement on Form 10, as amended (File No. 001-37665) and filed by the Company on June 2, 2016 (other than Exhibit 99.1 thereto), including the description of the Common Stock contained therein, and any amendment or report filed for the purpose of updating such description; and

•	the Company’s Current Report on Form 8-K filed with the Commission on June 17, 2016.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of Form 8-K or otherwise furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (f) of the Company’s Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fifth, Section (g) of the Company’s Amended and Restated Certificate of Incorporation provides further that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by the DGCL, as the same exists or may be amended. The Company is only obligated to indemnify or advance expenses to a director of the Company in respect of an action, suit or proceeding instituted by such director if it has been authorized by the Company’s board of directors.

Section 6.01 of the Company’s Amended and Restated By-Laws, referred to as the by-laws of the Company, will provide that: the Company shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the by-laws of the Company, the Company shall not be obligated to indemnify a director or officer of the Company in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the board of directors.

Section 6.04 of the by-laws of the Company will provide that the Company shall advance expenses (including attorney’s fees) incurred by a present or former director or officer of the Company in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the Company. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company will also obtain officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

The Company will enter into indemnification agreements with each of its directors providing the directors contractual rights to indemnification, expense advance provided by its by-laws, and contractual rights to additional indemnification as provided in the indemnification agreements.

Pursuant to the Employment Agreement, dated as of November 21, 2014, between Hertz Global Holdings, Inc. and John Tague, which agreement has been assumed by the Company, the Company has agreed to indemnify and hold Mr. Tague harmless to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of his employment with the Company, except to the extent arising out of or based upon his gross negligence or willful misconduct.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4.1
Amended and Restated Certificate of Incorporation of Hertz Rental Car Holding Company, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Form 10 of the Company (File No. 001-37665), as filed on May 20, 2016).

4.2
Amended and Restated By-Laws of Hertz Rental Car Holding Company, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to Form 10 of the Company (File No. 001-37665), as filed on May 20, 2016).

5.1	Opinion of Jenner & Block LLP (Filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (Filed herewith).

23.2	Consent of Jenner & Block LLP (Included in Exhibit 5 hereto).

24	Powers of Attorney (Included on signature pages hereof).

99.1	Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (Filed herewith).
Item 9. Undertakings
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Estero, State of Florida on this 24th day of June, 2016.

HERTZ RENTAL CAR HOLDING COMPANY, INC.

By:	/s/ THOMAS C. KENNEDY
Name:	Thomas C. Kennedy
Title:	Senior Executive Vice President and Chief Financial Officer

Each of undersigned does hereby make, constitute and appoint each of John P. Tague, Thomas C. Kennedy, and Richard J. Frecker, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN P. TAGUE	Director, President and Chief Executive Officer (Principal Executive Officer)	June 24, 2016
John P. Tague

/s/ THOMAS C. KENNEDY	Director, Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 24, 2016
Thomas C. Kennedy

/s/ ROBIN C. KRAMER	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 24, 2016
Robin C. Kramer

/s/ HENRY R. KEIZER	Director	June 24, 2016
Henry R. Keizer

EXHIBIT INDEX

Exhibit
No..

4.1
Amended and Restated Certificate of Incorporation of Hertz Rental Car Holding Company, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Form 10 of the Company (File No. 001-37665), as filed on May 20, 2016).

4.2
Amended and Restated By-Laws of Hertz Rental Car Holding Company, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to Form 10 of the Company (File No. 001-37665), as filed on May 20, 2016).

5.1	Opinion of Jenner & Block LLP (Filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (Filed herewith).

23.2	Consent of Jenner & Block LLP (Included in Exhibit 5 hereto).

24	Powers of Attorney (Included on signature pages hereof).

99.1	Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (Filed herewith).